Exhibit 10.1
AMENDED AND RESTATED EMPLOYEE MATTERS AGREEMENT

This AMENDED AND RESTATED EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of August 18, 2022, is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), OmniAb, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“SpinCo”), Avista Public Acquisition Corp. II, a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation) (“Parent”), and Orwell Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”). “Party” or “Parties” means the Company, SpinCo, Parent or Merger Sub, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, the Separation Agreement or the Merger Agreement, shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company, acting through its direct and indirect Subsidiaries, currently conducts the Company Retained Business and the SpinCo Business;

WHEREAS, the Company Board previously determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate the Company into two separate companies, one for each of (i) the Company Retained Business, which shall be owned and conducted, directly or indirectly, by the Company and its Subsidiaries (other than SpinCo and its Subsidiaries) and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo and its Subsidiaries, in the manner contemplated by the Separation and Distribution Agreement by and among the Parties, dated as of March 23, 2022 (the “Separation Agreement”) and the other Transaction Documents;

WHEREAS, following the Domestication and the Separation and pursuant to the Merger Agreement, Merger Sub shall merge with and into SpinCo and SpinCo will be the surviving corporation and a wholly owned Subsidiary of Parent;

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, the Parties previously entered into that certain Employee Matters Agreement, by and among the Parties, dated March 23, 2022 (the “Prior Agreement”) for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs among them and to address certain other employment-related matters; and

WHEREAS, the Parties desire to amend and restate the terms of the Prior Agreement in their entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1 General. As used in this Agreement, the following terms shall have the following meanings:
(a)“401(k) Plan Transition Date” shall mean (i) December 31 of the calendar year in which the Distribution Time occurs, or (ii) such earlier date as mutually agreed by the Parties.
(b)“Adjusted Parent Equity Award” shall mean an Adjusted Parent Option, Adjusted Parent RSU Award or Adjusted Parent PSU Award.

(c)“Adjusted Parent Option” shall have the meaning set forth in Section 4.2(d).

(d)“Adjusted Parent PSU Award” shall have the meaning set forth in Section 4.4(g).

(e)“Adjusted Parent RSU Award” shall have the meaning set forth in Section 4.3(d).
(f)“Agreement” shall have the meaning set forth in the Preamble.
(g)“Benefit Plan” shall mean an “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and each compensation plan, program, agreement or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other benefit plan, program, agreement, policy or other arrangement, in each case, that is or was maintained for the benefit of current and/or former directors, officers, consultants or employees.
(h)“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

(i)“Company” shall have the meaning set forth in the Preamble.
(j)“Company 2021 TSR PSU Award” shall mean a Company PSU Award granted in 2021 (or portion thereof) the vesting of which is tied to the Company’s total shareholder return for the three-year performance period ending December 31, 2023.
(k) “Company 401(k) Plan” shall mean the Company’s Section 401(k) Savings/Retirement Plan.
(l)“Company Allocation Factor” shall mean the quotient obtained by dividing (i) the Company Post-Adjustment Stock Value, by (ii) the sum of (A) the Company Post-Adjustment Stock Value, plus (B) the product of (x) the SpinCo Stock Value times (y) the Distribution Ratio.
(m)“Company Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group that (i) is or has been maintained, sponsored, contributed to or entered into by any member of the Company Group for the benefit of any SpinCo Employee or SpinCo Independent Contractor or for which any member of the SpinCo Group could have any Liability and (ii) that is not a SpinCo Benefit Plan.
(n)“Company Employee” shall mean each employee of the Company or any of its Subsidiaries or Affiliates who does not qualify as a SpinCo Employee.
(o)“Company Employee List” shall have the meaning set forth in Section 2.2(d).

(p)“Company Equity Award” shall mean a Company Option, Company RSU Award or a Company PSU Award.
(q)“Company Equity Plans” shall mean the Company’s 2002 Stock Incentive Plan, as amended from time to time, that certain Non-Qualified Employment Inducement Stock Option Agreement dated April 8, 2022, between the Company and Kurt Gustafson, and such other equity plans as the Company may adopt prior to the Distribution Time in accordance with the terms of the Merger Agreement.
(r)“Company ESPP” shall mean the Company’s 2002 Employee Stock Purchase Plan, as amended from time to time.
(s)“Company Group” shall mean (i) the Company, the Company Retained Business and each Person that is a direct or indirect Subsidiary of the Company as of immediately following the Distribution Time and (ii) each Business Entity that becomes a Subsidiary of the Company after the Distribution Time.
(t)“Company Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by the Company or any of its Subsidiaries or Affiliates who does not qualify as a SpinCo Independent Contractor.
(u)“Company Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by the Company under which no more than one service provider is eligible to receive compensation and/or benefits.
(v)“Company Option” shall mean an option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plans.
(w)“Company Post-Adjustment Stock Value” shall mean the average closing price per share of Company Common Stock trading on an ex-dividend basis on the Nasdaq Stock Market during regular trading hours for the five (5) trading days ending on the date on which the Distribution Time occurs (or, if the Distribution Time occurs prior to regular trading hours, for the five (5) trading days ending on the date prior to the date on which the Distribution Time occurs).

(x)“Company Pre-Adjustment Stock Value” shall mean the average closing price per share of Company Common Stock trading “regular way with due bills” (if applicable) on the Nasdaq Stock Market during regular trading hours for the five (5) trading days ending on the date on which the Distribution Time occurs (or, if the Distribution Time occurs prior to regular trading hours, for the five (5) trading days ending on the date prior to the date on which the Distribution Time occurs).

(y)“Company PSU Award” shall mean a performance stock unit award granted pursuant to the Company Equity Plans.
(z)“Company Ratio” shall mean the quotient obtained by dividing the Company Pre-Adjustment Stock Value by the Company Post-Adjustment Stock Value.

(aa)“Company RSU Award” shall mean a restricted stock unit award granted pursuant to the Company Equity Plans that vests solely based on the continued employment or service of the recipient.
(bb) “Company Service Provider” shall mean a Company Employee, a Company Independent Contractor or a member of the Company Board.
(cc) “Company Severance Plan” shall mean the Company’s Amended and Restated Severance Plan, as amended from time to time.
(dd) “Cutoff Date” means March 2, 2022.

(ee) “Distribution Ratio” shall mean the number of shares (and/or fraction of a share, expressed as a decimal) of SpinCo Common Stock to be distributed in respect of one share of Company Common Stock in the Distribution, as determined by the Company.
(ff) “Distribution Time” shall mean the effective time of the Distribution pursuant to the Separation Agreement.
(gg) “Effective Time” shall mean the “Effective Time” as defined in the Merger Agreement.
(hh) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(ii) “Former Company Service Provider” means (i) any individual (other than a SpinCo Employee or SpinCo Independent Contractor) who, as of the Distribution Time is a former employee or independent contractor of the Company or any of its Subsidiaries, or (ii) any individual who is a Company Employee or Company Independent Contractor as of the Distribution Time or thereafter who ceases to be an employee or independent contractor of the Company or any of its Subsidiaries following the Distribution Time.
(jj) “Former SpinCo Service Provider” shall mean any individual who is a SpinCo Employee or SpinCo Independent Contractor as of the Distribution Time and thereafter ceases to be an employee or independent contractor of the SpinCo Group following the Distribution Time.
(kk) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 23, 2022, by and among the Company, SpinCo, Parent, and Merger Sub.
(ll) “Parent” shall have the meaning set forth in the Preamble.
(mm) “Parent Equity Plan” shall have the meaning set forth in Section 4.6.
(nn) “Parent Equity Plan Share Reserve” shall have the meaning set forth in Section 4.6.
(oo) “Parent ESPP” shall have the meaning set forth in Section 4.6.
(pp) “Parent ESPP Share Reserve” shall have the meaning set forth in Section 4.6.
(qq) “Party” and “Parties” shall have the meanings set forth in the Preamble.
(rr) “Plan Transition Date” shall mean the date that is the earlier to occur of (i) January 1, 2023 or (ii) such earlier date as agreed among the Parties.
(ss) “Prior Agreement” shall have the meaning set forth in the Preamble.
(tt) “SpinCo” shall have the meaning set forth in the Preamble.
(uu) “SpinCo 401(k) Plan” shall have the meaning set forth in Section 3.3(b).
(vv) “SpinCo Allocation Factor” shall mean the quotient obtained by dividing (i) the product of (A) the SpinCo Stock Value times (B) the Distribution Ratio, by (ii) the sum of (A) the Company Post-Adjustment Stock Value, plus (B) the product of (x) the SpinCo Stock Value times (y) the Distribution Ratio.

(ww) “SpinCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to exclusively by any member of the SpinCo Group.
(xx) “SpinCo Common Stock” shall mean the common stock, par value $0.001 per share, of SpinCo.

(yy) “SpinCo Employee” shall mean each individual listed on the SpinCo Employee List.
(zz) “SpinCo Employee List” shall have the meaning set forth in Section 2.2(d).
(aaa) “SpinCo Equity Award” shall mean a SpinCo Option, SpinCo RSU Award or SpinCo PSU Award.
(bbb) “SpinCo Equity Plans” shall have the meaning set forth in Section 4.5.
(ccc) “SpinCo Group” shall mean SpinCo and each SpinCo Entity as of the Distribution Time (but after giving effect to the Separation), and, following the Effective Time, Parent and each Person that becomes a Subsidiary of Parent or SpinCo thereafter, provided, however, that for the avoidance of doubt, no member of the Company Group shall be treated as a member of the SpinCo Group.
(ddd) “SpinCo Independent Contractor” shall mean each individual engaged as an independent contractor or consultant by the SpinCo Group as of the Distribution Time.
(eee) “SpinCo Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by SpinCo under which no more than one service provider is eligible to receive compensation and/or benefits.
(fff) “SpinCo Option” shall mean an option to purchase shares of SpinCo Common Stock issued pursuant to the SpinCo Equity Plans as part of an equitable adjustment to a Company Option made in connection with the Distribution.
(ggg) “SpinCo PSU Award” shall mean an award of restricted stock units covering SpinCo Common Stock issued pursuant to the SpinCo Equity Plans as part of an equitable adjustment to a Company PSU Award made in connection with the Distribution.
(hhh) “SpinCo Ratio” shall mean the quotient obtained by dividing the Company Pre-Adjustment Stock Value by the SpinCo Stock Value.
(iii) “SpinCo RSU Award” shall mean an award of restricted stock units covering SpinCo Common Stock that vests solely based on the continued employment or service of the recipient issued pursuant to the SpinCo Equity Plans as part of an equitable adjustment to a Company RSU Award made in connection with the Distribution.
(jjj) “SpinCo Service Provider” shall mean a SpinCo Employee, a SpinCo Independent Contractor or a member of the board of directors of SpinCo, or any individual independent contractor, consultant or director who is reasonably expected to become a SpinCo Service Provider prior to the Distribution Time.
(kkk) “SpinCo Severance Plan” shall have the meaning set forth in Section 5.2(a).
(lll) “SpinCo Stock Value” shall mean (i) the Base Exchange Ratio, multiplied by (ii) $10 per share.
(mmm) “Separation Agreement” shall have the meaning set forth in the Recitals.

1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to the “Company” shall also be deemed to refer to the applicable member of the Company Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group (including, with respect to periods of time following the Effective Time, Parent), and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by the Company or SpinCo shall be deemed to require the Company, SpinCo or Parent, as the case may be, to cause the applicable members of the Company Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Article II
GENERAL PRINCIPLES

2.1Nature of Liabilities. All Liabilities assumed or retained by a member of the Company Group under this Agreement shall be “Ligand Retained Liabilities” for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the SpinCo Group under this Agreement shall be “OmniAb Liabilities” for purposes of the Separation Agreement.
2.2Transfers of Employees and Independent Contractors Generally.
(a)Schedule A attached hereto sets forth a complete list of each Company Employee as of March 23, 2022 (the “Company Employee List”), and Schedule B attached hereto sets forth a complete list of each employee of the Company Group whose employment will be transferred to SpinCo prior to the Distribution Time (the “SpinCo Employee List”). The Company and SpinCo shall mutually update the Company Employee List and the SpinCo Employee List from time to time between the date hereof and the Distribution Time to remove terminated employees and to add any new Company Employees or SpinCo Employees hired following March 23, 2022.

(b)All SpinCo Employees who are employed by the SpinCo Group as of the Distribution Time shall continue to be employees of the SpinCo Group immediately after the Distribution Time. The Company and SpinCo will cooperate to cause each of the SpinCo Employees to be employed by a member of the SpinCo Group prior to the Distribution Time.
(c)The Company and SpinCo will cooperate to cause the contract of any individual who is engaged as an independent contractor or consultant and who provides services on behalf of the SpinCo Business to the extent of such service, to be transferred to a member of the SpinCo Group prior to the Distribution Time.
(d)The Company Group and SpinCo Group agree to execute, and to seek to have the applicable SpinCo Employees execute, such documentation, if any, as may be necessary to reflect the transfers described in this Section 2.2.
2.3Assumption and Retention of Liabilities Generally.

(a)Except as pursuant to this Agreement, from and after the Distribution Time, the Company shall, or shall cause one or more members of the Company Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Company Benefit Plans with respect to Company Employees, Former Company Service Providers and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred, unless this Agreement expressly provides for such Liabilities to be assumed by the SpinCo Group or subject to reimbursement by the SpinCo Group; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Company Employees, Former Company Service Providers and their respective dependents and beneficiaries (and any alternate payees in respect thereof), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Company Group; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Company Group under this Agreement.
(b)Except as pursuant to this Agreement, from and after the Distribution Time, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all SpinCo Benefit Plans, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all SpinCo Employees, Former SpinCo Service Providers and SpinCo Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the SpinCo Group or the Company Group; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the SpinCo Group under this Agreement.
(c)The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Parties or any of its Affiliates.
(d)Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement.
2.4Treatment of Compensation and Benefit Plans; Terms of Employment. Except as otherwise (i) required by applicable Law, or (ii) expressly provided for in this Agreement, for a period of twelve (12) months following the Distribution Time (or if shorter, during the period of employment), SpinCo shall, or shall cause a member of the SpinCo Group to provide or cause to be provided to each SpinCo Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such SpinCo Employee immediately prior to the Distribution Time, (B) subject to Section 5.1, a cash incentive or sales commission opportunity no less favorable than the cash incentive or sales commission opportunity in effect for such SpinCo Employee, if any, immediately prior to the Distribution Time, (C) health, welfare and retirement benefits that are substantially similar in the aggregate to those provided to such SpinCo Employee immediately prior to the Distribution Time, and (D) severance benefits (including severance payments, transition payments and continued health coverage) that are substantially similar to those provided to such SpinCo Employee immediately prior to the Distribution Time.
2.5Participation in Company Benefit Plans. Except as otherwise provided pursuant to this Agreement or as required by Applicable Law, effective no later than the Plan Transition Date, (i) SpinCo and each member of the SpinCo Group, to the extent applicable, shall cease to be a participating company in any Company Benefit Plan and (ii) each then active SpinCo Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Company Benefit Plan (except to the extent of previously accrued obligations that remain a Liability of any member of the Company Group pursuant to this Agreement).

2.6Service Recognition.
(a)From and after the Distribution Time, and in addition to any applicable obligations under applicable Law, SpinCo shall, and shall cause each member of the SpinCo Group to, give each SpinCo Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any SpinCo Benefit Plan for such SpinCo Employee’s prior service with any member of the Company Group or SpinCo Group or any predecessor thereto, to the same extent such service was recognized by the applicable Company Benefit Plan; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits or accruals under any defined benefit pension plan.
(b)Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Plan Transition Date with respect to any applicable SpinCo Benefit Plan that is a health or welfare benefit plan: (i) SpinCo shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each SpinCo Employee under any SpinCo Benefit Plan in which SpinCo Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Company Benefit Plan, and (ii) SpinCo shall use commercially reasonable efforts to provide or cause each SpinCo Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the SpinCo Employees become eligible to participate in the SpinCo Benefit Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.
2.7WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.
2.8No Termination; No Change in Control. No Company Employee or SpinCo Employee shall be deemed to (a) terminate employment or service solely by virtue of the consummation of the Distribution, any transfer of employment or other service relationship contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement, the Merger Agreement, or any other Transaction Document, or (b) become entitled to any severance, termination, separation or similar rights, payments or benefits, whether under any Benefit Plan, the Company Equity Plans, the SpinCo Equity Plans, the Company Severance Plan, any Company Individual Agreement or any other compensatory agreement or arrangement maintained by the Company or SpinCo or otherwise, in connection with any of the foregoing. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement, the Merger Agreement, or this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Benefit Plan, the Company Equity Plans, the SpinCo Equity Plans, the Company Severance Plan, any Company Individual Agreement or any other compensatory agreement or arrangement maintained by the Company or SpinCo.

Article III
CERTAIN BENEFIT PLAN PROVISIONS

3.1 Health and Welfare Benefit Plans.
(a)(i) Effective as of the Plan Transition Date, the participation of each then-active SpinCo Employee who is a participant in a Company Benefit Plan shall automatically cease and (ii) SpinCo shall or shall cause a member of the SpinCo Group to (A) have in effect, no later than the Business Day immediately prior to the Plan Transition Date, SpinCo Benefit Plans providing health and welfare benefits for the benefit of each such SpinCo Employee with terms that are substantially similar to those provided to the applicable SpinCo Employee immediately prior to the date on which such SpinCo Benefit Plans become effective; and (B) effective on and after the Plan Transition Date, fully perform, pay and discharge all claims of SpinCo Employees or Former SpinCo Service Providers, including but not limited to any claims incurred under any Company Benefit Plan (to the extent not fully covered by insurance) on or prior to the date on which such SpinCo Benefit Plans become effective, that remain unpaid as of the date on which such SpinCo Benefit Plans become effective, regardless of whether any such claim was presented for payment prior to, on or after such date.
(b)Without duplication of amounts otherwise already covered in this Agreement or the Transition Services Agreement, the applicable member of the SpinCo Group shall reimburse the Company or the applicable Company Benefit Plan in the ordinary course of business consistent with past practice for any premiums and its proportionate share of any administrative or services costs related to SpinCo Employees or Former SpinCo Service Providers paid by a Company Benefit Plan (whether prior to or after the Distribution Time) and not charged back to the appropriate and applicable member of the SpinCo Group prior to the Plan Transition Date.
(c)Notwithstanding anything to the contrary in this Section 3.1, SpinCo Employees will continue to be considered to be “participants” in any Company Benefit Plan that is either a health care flexible spending account program or a dependent-care flexible spending account program for the duration of any grace period and/or claims run-out period following the calendar year in which the Plan Transition Date occurs (in either case, solely as provided under the terms of such Company Benefit Plans), provided that such SpinCo Employees will be considered to be participants solely for purposes of utilizing such grace period and/or claims run-out period; will not be allowed to make any deferral or contribution elections under such Company Benefit Plans beyond the Plan Transition Date; and will cease to be participants in such Company Benefit Plans upon the expiration of any grace period and/or claims run-out period. Effective as of the Plan Transition Date, SpinCo shall establish a health care flexible spending account program or a dependent-care flexible spending account program for SpinCo Employees.
3.2 Disability.
(a)To the extent any SpinCo Employee is, as of the Plan Transition Date, receiving payments as part of any short-term disability program that is part of a Company Benefit Plan, such SpinCo Employee’s rights to continued short-term disability benefits (a) will end under any Company Benefit Plan as of the Plan Transition Date; and (b) all remaining rights will be recognized under a SpinCo Benefit Plan as of the Plan Transition Date, and the remainder (if any) of such SpinCo Employee’s short-term disability benefits will be paid by a SpinCo Benefit Plan. In the event that any SpinCo Employee described above shall have any dispute with the short-term disability benefits they are receiving under a SpinCo Benefit Plan, any and all appeal rights of such employees shall be realized through the SpinCo Benefit Plan (and any appeal rights such SpinCo Employee may have under any Company Benefit Plan will be limited to benefits received and time periods occurring prior to the Plan Transition Date). Any SpinCo Employee or Former SpinCo Service Provider who is receiving short-term disability benefits under a Company Benefit Plan as of the Plan Transition Date and thereafter becomes entitled to long-term disability benefits upon the expiration of such short-term disability period (whether under a Company Benefit Plan or SpinCo Benefit Plan), shall be provided long-term disability benefits under the long-term disability plan which is a Company Benefit Plan.
(b)For any Former SpinCo Service Provider who is, as of the Distribution Time, receiving payments as part of any long-term disability program that is part of a Company Benefit Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Distribution Time, to the extent such Former SpinCo Service Provider may have any “return to work” rights under the terms of such Company Benefit Plan, such Former SpinCo Service Provider’s eligibility for re-employment shall be with SpinCo or a member of the SpinCo Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by SpinCo or the applicable member of the SpinCo Group), provided however that, notwithstanding the foregoing, no Former SpinCo Service Provider described in this subsection will be eligible for re-employment as described in this subsection after the first anniversary of the Distribution Time.
3.3 401(k) Plans.

(a)From the Distribution Time and continuing until the 401(k) Plan Transition Date, SpinCo shall become an “adopting employer” (as defined in the Company 401(k) Plan) and the Company

401(k) Plan shall provide for the SpinCo Group to participate in the Company 401(k) Plan for the benefit of SpinCo Employees and Former SpinCo Service Providers, and the Company consents to such adoption and maintenance, in accordance with the terms of the Company 401(k) Plan.

(b)(i)     Effective no later than the 401(k) Plan Transition Date, SpinCo shall establish a defined contribution savings plan and related trust that satisfies the requirements of Sections 401(a) and 401(k) of the Code in which each SpinCo Employee who participated in the Company 401(k) Plan immediately prior thereto shall be eligible to participate (the “SpinCo 401(k) Plan”), with terms that are substantially similar to those provided by the Company 401(k) Plan immediately prior to the date on which such SpinCo 401(k) Plan become effective, (ii) the active participation of each SpinCo Employee who is a participant in the Company 401(k) Plan shall automatically cease effective upon the date on which the SpinCo 401(k) Plan becomes effective, and (iii) as soon as practicable after the SpinCo 401(k) Plan becomes effective, subject to the consent of the SpinCo 401(k) Plan administrator and reasonable proof of qualification of the Company 401(k) Plan, the Company shall cause the accounts (including any outstanding participant loan balances) in the Company 401(k) Plan attributable to SpinCo Employees and all of the assets in the Company 401(k) Plan related thereto to be transferred in-kind to the SpinCo 401(k) Plan.
(c)The Company shall retain all accounts and all assets and Liabilities relating to the Company 401(k) Plan in respect of each Former SpinCo Service Provider whose employment terminated prior to the 401(k) Plan Transition Date.
3.4 Chargeback of Certain Costs. Without duplication of amounts otherwise already covered in this Agreement or the Transition Services Agreement, nothing contained in this Agreement shall limit the Company’s ability to charge back any Liabilities that it incurs in respect of any SpinCo Service Provider under a Company Benefit Plan which is a retirement plan or health or welfare benefit plan to any of its operating companies in the ordinary course of business consistent with its past practices. Subject, and in addition, to the foregoing, the Company shall allocate and charge back to SpinCo or a member of the SpinCo Group (without duplication) its proportionate share of Liabilities (other than those arising from the Company’s or its agent’s gross misconduct or negligence) that the Company incurs by reason of the continued participation of SpinCo Employees, SpinCo Independent Contractors and Former SpinCo Service Providers in such Company Benefit Plans following the Distribution Time (which Liabilities shall, for the avoidance of doubt, be subject to reimbursement under Section 2.3(c) of this Agreement).

Article IV
EQUITY INCENTIVE AWARDS

4.1 Equity Awards. The Parties shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Company Equity Award and SpinCo Equity Award held by any individual shall be adjusted as set forth in this Article IV and in accordance with applicable Law, the applicable equity plan and the applicable award agreement. The adjustments set forth below shall be the sole adjustments made with respect to Company Equity Awards in connection with the Distribution. The adjustments set forth below shall be the sole adjustments made with respect to SpinCo Equity Awards in connection with the Merger and are subject to the terms and conditions of the Merger Agreement.

4.2 Treatment of Company Options.

(a)Company Options Other than (i) Company Options Held by Former Company Service Providers or (ii) Company Options Granted on or following the Cutoff Date. As determined by the Compensation Committee of the Company Board (the “Company Compensation Committee”) pursuant to its authority under the Company Equity Plans, each Company Option outstanding as of immediately prior to the Distribution Time, other than (x) any Company Option held by a Former Company Service Provider and (y) any Company Option granted on or following the Cutoff Date, shall, immediately prior to the Distribution Time, be converted into both a SpinCo Option and a Company Option and shall otherwise be, subject to Section 4.2(d) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company Option immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:
(i)     Shares Subject to Post-Distribution Company Option. The number of shares of Company Common Stock subject to such Company Option shall be equal to the product obtained by multiplying (I) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Distribution Time by (II) the Company Ratio by (III) the Company Allocation Factor, and rounding such result down to the nearest whole share.

(ii)     Shares Subject to Post-Distribution SpinCo Option. The number of shares of SpinCo Common Stock subject to such SpinCo Option shall be equal to the product obtained by multiplying (I) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Distribution Time by (II) the SpinCo Ratio by (III) the SpinCo Allocation Factor, and rounding such result down to the nearest whole share. Each SpinCo Option that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.2(d) below.

(iii)     Exercise Price of Post-Distribution Company Option. The per share exercise price of such Company Option shall be equal to the quotient obtained by dividing (I) the per share exercise price of such Company Option immediately prior to the Distribution Time by (II) the Company Ratio, and rounding such quotient up to the nearest whole cent.

(iv)     Exercise Price of Post-Distribution SpinCo Option. The per share exercise price of such SpinCo Option shall be equal to the quotient obtained by dividing (I) the per share exercise price of the Company Option immediately prior to the Distribution Time by (II) the SpinCo Ratio, and rounding such quotient up to the nearest whole cent. Each SpinCo Option that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.2(d) below.

(b)Company Options (i) Held by Former Company Service Providers or (ii) Granted on or following the Cutoff Date and Held by Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company Option outstanding as of immediately prior to the Distribution Time (x) that is held by a Former Company Service Provider or (y) that was granted on or following the Cutoff Date and is held by a Company Service Provider, shall be subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company Option immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i)     Shares Subject to Post-Distribution Company Option. The number of shares of Company Common Stock subject to such Company Option shall be equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Distribution Time by (B) the Company Ratio, and rounding such product down to the nearest whole share.

(ii)     Exercise Price of Post-Distribution Company Option. The per share exercise price of such Company Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Company Option immediately prior to the Distribution Time by (B) the Company Ratio, and rounding such quotient up to the nearest whole cent.

(c)Company Options Granted on or following the Cutoff Date and Held by SpinCo Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company Option outstanding as of immediately prior to the Distribution Time that was granted on or following the Cutoff Date and is held by a SpinCo Service Provider, shall, immediately prior to the Distribution Time, be converted solely into an SpinCo Option and shall otherwise be, subject to Section 4.2(d) below, subject to the same terms and conditions after the

Distribution Time as the terms and conditions applicable to such Company Option immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i)     Shares Subject to Post-Distribution SpinCo Option. The number of shares of Company Common Stock subject to such SpinCo Option shall be equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Distribution Time by (B) the SpinCo Ratio, and rounding such product down to the nearest whole share. Each SpinCo Option that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.2(d) below.

(ii)     Exercise Price of Post-Distribution SpinCo Option. The per share exercise price of such Company Option shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Company Option immediately prior to the Distribution Time by (B) the SpinCo Ratio, and rounding such quotient up to the nearest whole cent. Each SpinCo Option that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.2(d) below.

(d)SpinCo Options Outstanding as of Immediately Prior to the Effective Time. As of the Effective Time, each SpinCo Option that is then outstanding and unexercised shall be converted into the right to receive an option relating to shares of Domesticated Parent Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time (other than terms that have been rendered inoperative by the Transactions), including with respect to vesting and termination-related provisions (each, an “Adjusted Parent Option”), except that (A) such Adjusted Parent Option shall relate to that whole number of shares of Domesticated Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of SpinCo Common Stock subject to such SpinCo Option, multiplied by the Base Exchange Ratio, and (B) the exercise price per share for each such Adjusted Parent Option shall be equal to the exercise price per share of such SpinCo Option in effect immediately prior to the Effective Time, divided by the Base Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). In addition, at the Effective Time, Parent will issue to each holder of a SpinCo Option a number of Earnout Shares equal to the product of (A) the number of shares of SpinCo Common Stock subject to the SpinCo Option, multiplied by (B) the Earnout Exchange Ratio, which Earnout Shares will be subject to the restrictions set forth in the Merger Agreement.

4.3 Treatment of Company RSU Awards.

 (a)    Company RSU Awards Other than (i) Company RSU Awards Held by Former Company Service Providers or (ii) Company RSU Awards Granted on or following the Cutoff Date. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company RSU Award outstanding as of immediately prior to the Distribution Time, other than (x) any Company RSU Award granted on or following the Cutoff Date and (y) any Company RSU Award held by a Former Company Service Provider, shall, immediately prior to the Distribution Time, be converted into both a SpinCo RSU Award and a Company RSU Award and shall otherwise be, subject to Section 4.3(d) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company RSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:
(i)     Shares Subject to Post-Distribution Company RSU. The number of shares of Company Common Stock subject to such Company RSU Award shall be equal to the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Distribution Time, and
(ii)     Shares Subject to Post-Distribution SpinCo RSU. The number of shares of SpinCo Common Stock subject to such SpinCo RSU Award shall be equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Distribution Time by (B) the Distribution Ratio, and rounding such product down to the nearest whole share. Each SpinCo RSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.3(d) below.
(b)     Company RSU Awards (i) Held by Former Company Service Providers or (ii) Granted on or following the Cutoff Date and Held by Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company RSU Award that is outstanding as of immediately prior to the Distribution Time (x) that is held by a Former Company Service Provider or (y) that was granted on or following the Cutoff Date and is held by a Company Service Provider, shall be subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company RSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time, the number of shares of Company Common Stock covered by such Company RSU Award held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock covered by such Company RSU Award immediately prior to the Distribution Time by (ii) the Company Ratio.
(c)     Company RSU Awards Granted on or following the Cutoff Date and Held by SpinCo Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company RSU Award that is outstanding as of immediately prior to the Distribution Time that was granted on or following the Cutoff Date and is held by a SpinCo Service Provider shall, immediately prior to the Distribution Time, be converted solely into a SpinCo RSU Award and shall otherwise be, subject to Section 4.3(d) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company RSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time the number of shares of SpinCo Common Stock subject to such SpinCo RSU Award shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Distribution Time by (y) the SpinCo Ratio, and rounding down to the nearest whole share. Each SpinCo RSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.3(d) below.
(d)    SpinCo RSU Awards Outstanding as of the Effective Time. As of the Effective Time, each SpinCo RSU Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units relating to shares of Domesticated Parent Common Stock (each, an “Adjusted Parent RSU Award”) with substantially the same terms and conditions as were applicable to such SpinCo RSU Award immediately prior to the Effective Time (other than terms that have been rendered inoperative by the Transactions), including with respect to vesting and termination-related provisions, except that such Adjusted Parent RSU Award shall relate to that whole number of shares of Domesticated Parent Common Stock as is equal to the product of (B) the number of shares of SpinCo Common Stock subject to such SpinCo RSU Awards immediately prior to the Effective Time, multiplied by (B) the Base Exchange Ratio, with any fractional shares rounded down to the nearest whole share. In addition, at the Effective Time, Parent will issue to each holder of a SpinCo RSU Award a number of Earnout Shares equal to the product of (A) the number of shares of SpinCo Common Stock subject to the SpinCo RSU Award, multiplied by (B) the Earnout Exchange Ratio, which Earnout Shares will be subject to the restrictions set forth in the Merger Agreement.

4.4 Treatment of Company PSU Awards.

(a)    Company PSU Awards Other than (i) Company 2021 TSR PSU Awards, (ii) Company PSU Awards Held by Former Company Service Providers, or (iii) Company PSU Awards Granted on or following the Cutoff Date. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company PSU Award outstanding as of immediately prior to the Distribution Time, other than (x) any Company PSU Award held by a Former Company Service Provider, (y) any Company PSU Award that is a Company 2021 TSR PSU Award, and (z) any Company PSU Award granted on or following the Cutoff Date, shall, immediately prior to the Distribution Time, be converted into both a SpinCo PSU Award and a Company PSU Award and shall, subject to Sections 4.4(f) and (g) below, otherwise be subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:

(i)     Shares Subject to Post-Distribution Company PSU. The number of shares of Company Common Stock subject to such Company PSU Award shall be equal to the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Distribution Time, and
(ii)     Shares Subject to Post-Distribution SpinCo PSU. The number of shares of SpinCo Common Stock subject to such SpinCo PSU Award shall be equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company PSU Award immediately prior to the Distribution Time by (B) the Distribution Ratio, and rounding such product down to the nearest whole share. Each SpinCo PSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.4(g) below.

(b)    Company 2021 TSR PSU Awards Not Held by Former Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company 2021 TSR PSU Award outstanding as of immediately prior to the Distribution Time, other than any 2021 TSR PSU Award that is held by a Former Company Service Provider, shall, immediately prior to the Distribution Time, be converted into both an SpinCo PSU Award and a Company PSU Award and shall, subject to Sections 4.4(f) and (g) below, otherwise be subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time:
(i)     Shares Subject to Post-Distribution Company PSU. The number of shares of Company Common Stock subject to such Company PSU Award shall be equal to (x) the number of shares of Company Common Stock subject to such Company 2021 TSR PSU Award immediately prior to the Distribution Time, multiplied by (y) such percentage (not to exceed 200%) as is mutually determined by the Company and SpinCo prior to the Distribution Time, and rounding such product down to the nearest whole share, and
(ii)     Shares Subject to Post-Distribution SpinCo PSU. The number of shares of SpinCo Common Stock subject to such SpinCo PSU Award shall be equal to the product obtained by multiplying (A) (x) the number of shares of Company Common Stock subject to the Company PSU Award immediately prior to the Distribution Time, multiplied by (y) such percentage (not to exceed 200%) as is mutually determined by the Company and SpinCo prior to the Distribution Time by (B) the Distribution Ratio, and rounding such product down to the nearest whole share;
provided, further, that from and after the Distribution Time, such Company 2021 TSR PSU Award shall no longer vest based on the performance objectives applicable to such Company 2021 TSR PSU Award immediately prior to the Distribution Time and shall instead be amended to vest solely based on continuous employment or service on December 31, 2023. Each SpinCo PSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.4(g) below.
(c)     Company PSU Awards (Other than Company 2021 TSR PSU Awards) (i) Held by Former Company Service Providers or (ii) Granted on or following the Cutoff Date and Held by Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company PSU Award that is not a Company 2021 TSR PSU Award and is outstanding as of immediately prior to the Distribution Time (x) that is held by a Former Company Service Provider or (y) that was granted on or following the Cutoff Date and is held by a Company Service Provider shall be, subject to Sections 4.4(f) and (g) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time, the number of shares of Company Common Stock covered by such Company PSU Award held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock covered by such Company PSU Award immediately prior to the Distribution Time by (ii) the Company Ratio. The Company Compensation Committee will set forth the vesting terms (including any vesting terms that will apply upon the consummation of the transactions contemplated by the Separation Agreement and the

Merger Agreement) of any such Company PSU Awards in the applicable award agreement at the time of grant.
(d)    Company 2021 TSR PSU Awards Held by Former Company Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company 2021 TSR PSU Award held by a Former Company Service Provider that is outstanding as of immediately prior to the Distribution Time shall be, subject to Sections 4.4(f) and (g) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company 2021 TSR PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time, the number of shares of Company Common Stock covered by such Company 2021 TSR PSU Award held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock covered by such Company 2021 TSR PSU Award immediately prior to the Distribution Time by (ii) such percentage (not to exceed 200%) as is mutually determined by the Company and SpinCo prior to the Distribution Time by (iii) the Company Ratio; provided, further, that from and after the Distribution Time, such Company 2021 TSR PSU Award shall no longer vest based on the performance objectives applicable to such Company 2021 TSR PSU Award immediately prior to the Distribution Time and shall instead be amended to vest solely based on continuous employment or service on December 31, 2023.
(e)    Company PSU Awards (Other than Company 2021 TSR PSU Awards) Granted on or following the Cutoff Date and Held by SpinCo Service Providers. As determined by the Company Compensation Committee pursuant to its authority under the Company Equity Plans, each Company PSU Award that is outstanding as of immediately prior to the Distribution Time that was granted on or following the Cutoff Date and is held by a SpinCo Service Provider shall, immediately prior to the Distribution Time, be converted solely into a SpinCo PSU Award and shall otherwise be, subject to Sections 4.4(f) and (g) below, subject to the same terms and conditions after the Distribution Time as the terms and conditions applicable to such Company PSU Award immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time the number of shares of SpinCo Common Stock subject to such SpinCo PSU Award shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company PSU Award immediately prior to the Distribution Time by (y) the SpinCo Ratio, and rounding down to the nearest whole share. The Company Compensation Committee will set forth the vesting terms (including any vesting terms that will apply upon the consummation of the transactions contemplated by the Separation Agreement and the Merger Agreement) of any such Company PSU Awards in the applicable award agreement at the time of grant. Each SpinCo PSU Award that is outstanding as of the Effective Time will be further adjusted to reflect the Transactions as set forth in Section 4.4(g) below.
(f)    Amendment to Vesting Terms. Prior to the Distribution Time, the Company and SpinCo may mutually agree to amend the vesting terms of any or all outstanding Company PSU Awards.
(g)    SpinCo PSU Awards Outstanding as of the Effective Time. As of the Effective Time, each SpinCo PSU Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) performance-vesting restricted stock units relating to shares of Domesticated Parent Common Stock (each, an “Adjusted Parent PSU Award”) with substantially the same terms and conditions as were applicable to such SpinCo PSU Award immediately prior to the Effective Time (other than terms that have been rendered inoperative by the Transactions), including with respect to vesting and termination-related provisions, except that such Adjusted Parent PSU Award shall relate to that whole number of shares of Domesticated Parent Common Stock as is equal to the product of (A) the number of shares of SpinCo Common Stock subject to such SpinCo PSU Awards immediately prior to the Effective Time, multiplied by (B) the Base Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Any performance targets to which an Adjusted Parent PSU Awards are subject will be adjusted to reflect the Transactions contemplated hereby. In addition, at the Effective Time, Parent will issue to each holder of a SpinCo PSU Award a number of Earnout Shares equal to the product of (A) the number of shares of SpinCo Common Stock subject to the SpinCo PSU Award, multiplied by (B) the Earnout Exchange Ratio, which Earnout Shares will be subject to the restrictions set forth in the Merger Agreement.

4.5 SpinCo Equity Plans. Effective as of the date immediately prior to the date on which the Distribution occurs, SpinCo shall have adopted the OmniAb, Inc. 2022 OmniAb Service Provider Assumed Award Plan and the OmniAb, Inc. 2022 Ligand Service Provider Assumed Award Plan (together, the “SpinCo Equity Plans”), which shall permit the grant and issuance of equity incentive awards denominated in SpinCo Common Stock as described in this Article IV. In addition, prior to the Distribution Time, the Company shall approve the SpinCo Equity Plans as the sole stockholder of SpinCo. As of the Effective Time, Parent will assume the SpinCo Equity Plans and all outstanding equity awards thereunder in accordance with the terms of this Article IV.
4.6 Parent Equity Plan and Parent ESPP. Prior to the Effective Time, Parent shall approve and adopt, subject to receipt of Parent Shareholder Approval: (i) an incentive equity plan (the “Parent Equity Plan”); and (ii) an employee stock purchase plan (the “Parent ESPP”), in each case, in form and substance reasonably acceptable to the Company and SpinCo in consultation with Parent, and effective as of the Effective Time. The Parent Equity Plan will provide for the grant of awards of Domesticated Parent Common Stock with a total pool of shares equal to (i) 14% of the aggregate number of Fully Diluted SpinCo Shares as of the Effective Time, plus (ii) any shares which, as of the effective date of the Parent Equity Plan, are subject to Adjusted Parent Equity Awards under the SpinCo Equity Plans which, on or following such effective date, become available for issuance under the Parent Equity Plan pursuant to its terms, plus (iii) an annual “evergreen” increase of 5% of the shares of Parent Common Stock outstanding as of the day prior to such increase (the “Parent Equity Plan Share Reserve”). The ESPP will provide for the grant of purchase rights with respect to Domesticated Parent Common Stock with a total pool of shares equal to 1.5% of the aggregate number of Fully Diluted SpinCo Shares as of the Effective Time, plus an annual “evergreen” increase of 1% of the shares of Parent Common Stock outstanding as of the day prior to such increase (the “Parent ESPP Share Reserve”). As soon as reasonably practicable following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) with respect to the Domesticated Parent Common Stock issuable under the Parent Equity Plan and the Parent ESPP, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Parent Equity Plan and the Parent ESPP remain outstanding.

4.7 Vesting; Accelerated Vesting.
(a)     The Distribution Time shall not constitute a termination of employment or service for any SpinCo Service Providers for purposes of any Company Equity Award and, except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to this Article IV, continued employment with the SpinCo Group shall be treated as continued employment with the Company Group with respect to Company Equity Awards held by SpinCo Service Providers and continued employment with the Company Group shall be treated as continued employment with the SpinCo Group with respect to SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) held by Company Service Providers.
(b)    Notwithstanding the foregoing, with respect to any unvested SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) granted to a Company Service Provider in accordance with this Agreement, if the original Company Equity Award (that was partially adjusted into the SpinCo Equity Award (or, following the Effective Time, Adjusted Parent Equity Award)) was subject, as of immediately prior to the Distribution, to accelerated vesting provisions (i) by reference to a termination of employment or service with the Company and/or (ii) in connection with a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan) of the Company, then the SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity

Awards) also shall be subject to such same acceleration provisions upon the Company Service Provider’s termination of employment or service with the Company Group and/or in connection with a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan) of the Company.

        (c)    Further notwithstanding the foregoing, with respect to any unvested Company Equity Awards or unvested SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) granted to an SpinCo Service Provider in accordance with this Agreement, if the original Company Equity Award (including any Company Equity Award that was solely or partially adjusted into the SpinCo Equity Award (or, following the Effective Time, Adjusted Parent Equity Award)), was subject, as of immediately prior to the Distribution, to accelerated vesting provisions (i) by reference to a termination of employment or service with the Company and/or (ii) in connection with a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan) of the Company, then the Company Equity Award or SpinCo Equity Award (or, following the Effective Time, Adjusted Parent Equity Award), as applicable, also shall be subject to such same acceleration provisions upon the SpinCo Service Provider’s termination of employment or service with the relevant member of the SpinCo Group and/or in connection with a “Change in Control” (as defined in the applicable award agreement and/or SpinCo Equity Plan) of SpinCo.

        (d)     In addition, with respect to any unvested SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) held by a Company Service Provider following the Distribution Time, notwithstanding anything herein or in the applicable award agreement to the contrary, such SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) will vest in full upon a “Change in Control” (as defined in the applicable award agreement and/or SpinCo Equity Plans) of SpinCo (or, following the Effective Time, Parent). Further, with respect to any unvested Company Equity Awards which are adjusted as of immediately prior to the Distribution Time and continue to be held by a SpinCo Service Provider following the Distribution, in each case, in accordance with this Agreement, notwithstanding anything herein or in the applicable award agreement to the contrary, such Company Equity Awards will vest in full upon a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan) of the Company.

        (e)    Additionally, notwithstanding anything herein or in the applicable award agreement to the contrary, if, following the Distribution Time, the Company Board determines, in its discretion, to accelerate in full the vesting of all Company Equity Awards then held by Company Service Providers and Former Company Service Providers (other than in connection with a “Change in Control” (as defined in the applicable award agreement and/or Company Equity Plan)), the Company Board shall also accelerate in full the vesting of all outstanding Company Equity Awards which are then held by SpinCo Service Providers and Former SpinCo Service Providers. Further notwithstanding anything herein or in the applicable award agreement to the contrary, if, following the Distribution Time, the SpinCo Board or Parent Board determines, in its discretion, to accelerate in full the vesting of all SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) then held by SpinCo Service Providers and Former SpinCo Service Providers (other than in connection with a “Change in Control” (as defined in the applicable award agreement and/or SpinCo Equity Plans)), the SpinCo Board or Parent Board shall also accelerate in full the vesting of all outstanding SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) which are then held by Company Service Providers and Former Company Service Providers.

        (f)    The Parties hereto acknowledge and agree that in no event shall the vesting of any Company Equity Awards or SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards), in any case, accelerate solely by reason of the transactions or events contemplated by the Separation Agreement, this Agreement, the Merger Agreement or any other Transaction Document.

4.8 General Terms.

(a)The adjustments contemplated by this Article IV are all intended to comply in all respects with the requirements of Sections 409A and 424 of the Code, in each case, to the extent applicable, and all such provisions shall be interpreted and implemented in accordance with the foregoing.

(b)The Parties shall use their commercially reasonable efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law. For the avoidance of doubt, Parent shall use commercially reasonable efforts to file an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) with respect to the Domesticated Parent Common Stock issuable under the Adjusted Parent Equity Awards issuable under the SpinCo Equity Plans, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.
(c)The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.
(d)     After the Distribution Time, Company Equity Awards adjusted pursuant to this Article IV, regardless of by whom held, shall be settled by the Company pursuant to the terms of the Company Equity Plans, and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards), regardless of by whom held, shall be settled by SpinCo or Parent (as applicable) pursuant to the terms of the SpinCo Equity Plans. Accordingly, it is intended that, to the extent of the issuance of such SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) and in connection with the adjustment provisions of this Article IV, the SpinCo Equity Plans shall be considered successors to the Company Equity Plans and to have assumed the obligations of the Company Equity Plans to make the adjustments of the Company Equity Awards as set forth in this Article IV.

(e)    The Parties acknowledge and agree that each of the applicable tax deductions for which they may be eligible for federal income tax purposes with regard to the Company Equity Awards and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards), in any case, shall be determined in accordance with Revenue Ruling 2002-1.

(f)    By approving the form, terms and conditions of, and the entrance by the Parties into, this Agreement, the Company Board, the SpinCo Board and the Parent Board intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b−3 thereunder, all acquisitions and dispositions of Company Equity Awards, SpinCo Equity Awards and/or Adjusted Parent Equity Awards by directors and executive officers of each of the Parties contemplated herein, and the Company Board, the SpinCo Board and the Parent Board also intend to expressly approve, in respect of any Company Equity Awards, SpinCo Equity Awards and/or Adjusted Parent Equity Awards, the use of any method for the payment of an exercise price and the satisfaction of any applicable tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of shares from delivery in satisfaction of applicable tax withholding requirements) to the extent such method is permitted under the Company Equity Plans or SpinCo Equity Plans (as applicable) and the applicable award agreement.

(g)    Each of the Parties shall establish an appropriate administration system in order to handle, in an orderly manner that complies with applicable Laws, (i) exercises of Ligand Options and SpinCo Options (or, following the Effective Time, Adjusted Parent Options), (ii) the settlement of other Ligand Equity Awards and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards), (iii) the vesting of Ligand Equity Awards and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards) and (iv) the satisfaction of applicable withholding taxes with respect to Ligand Equity Awards and SpinCo Equity Awards (or, following the Effective Time, Adjusted Parent Equity Awards). The Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance and reporting, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

Article V
ADDITIONAL MATTERS

5.1Cash Incentive Programs. SpinCo shall assume all Liabilities with respect to all cash incentive compensation, commissions or similar cash payments earned by or payable to SpinCo Employees for the year in which the Distribution Time occurs and thereafter. The Company shall retain all Liabilities with respect to any cash incentive compensation, commissions or similar cash payments earned by or payable to Company Employees for the year in which the Distribution Time occurs and thereafter.
5.2Severance.
(a)Effective as of the Distribution Time, SpinCo shall have adopted a severance plan (the “SpinCo Severance Plan”) for the benefit of eligible SpinCo Employees containing terms substantially similar to those set forth in the Company Severance Plan. Following the Distribution Time, the Company shall be responsible for any and all Liabilities and other obligations with respect to the Company Severance Plan, and SpinCo shall be responsible for any and all Liabilities and other obligations with respect to the SpinCo Severance Plan.

(b)A SpinCo Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Separation Agreement or Merger Agreement. SpinCo shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any SpinCo Employee’s employment that occurs on or after the Distribution Time, including as a result of, in connection with or following the consummation of the transactions contemplated by the Separation Agreement or Merger Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.3Time-Off Benefits. Unless otherwise required under applicable Law (or as would result in duplication of benefits), SpinCo shall (i) credit each SpinCo Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such SpinCo Employee had with the Company Group as of immediately before the date on which the employment of the SpinCo Employee transfers to SpinCo and (ii) permit each such SpinCo Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the SpinCo Employee would have been so permitted under the terms and conditions of the applicable Company policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Company policies in effect for that year in which the transfer of employment occurs).
5.4Workers’ Compensation Liabilities. Effective no later than the Distribution Time, SpinCo shall assume all Liabilities for SpinCo Employees, SpinCo Independent Contractors and Former SpinCo Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Distribution Time but not reported until after the Distribution Time), and SpinCo shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if SpinCo is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, the Company shall retain such Liabilities and SpinCo shall reimburse and otherwise fully indemnify the Company for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.
5.5COBRA Compliance. The Company shall retain responsibility for compliance with the health care continuation requirements of COBRA with respect to SpinCo Employees or Former SpinCo

Service Providers who, as of the Plan Transition Date, were covered under a Company Benefit Plan or who had incurred a COBRA qualifying event and were eligible to elect COBRA under a Company Benefit Plan. SpinCo shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the SpinCo Benefit Plans with respect to SpinCo Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage at any time after the Plan Transition Date.
5.6Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.
5.7Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat SpinCo or a member of the SpinCo Group as a “successor employer” and the Company (or the appropriate member of the Company Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to SpinCo Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent reasonably practicable, the filing of more than one IRS Form W-2 with respect to each SpinCo Employee for the calendar year in which the Distribution Time occurs.
5.8Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, the Company shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Distribution Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which the Company shall provide data and information (to the extent permitted by applicable Laws) to SpinCo, which shall be responsible for making such filings in respect of SpinCo Employees.
5.9Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if applicable Law requires that any assets or Liabilities be retained by the Company Group or transferred to or assumed by the SpinCo Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such applicable Law and shall not be made as otherwise set forth in this Agreement and the Parties shall reasonably cooperate to adjust for any related economic consequences.
Article VI
OBLIGATIONS OF PARENT AND MERGER SUB

6.1Obligations of Parent. Following the Merger Effective Time, Parent agrees to cause, and to take all actions to enable, SpinCo and the members of the SpinCo Group to adhere to each provision of this Agreement which requires an act on the part of SpinCo or any member of the SpinCo Group or any of its or their Affiliates, and to cause or enable SpinCo and the SpinCo Group to comply with their obligations to provide or establish compensation or benefits to SpinCo Service Providers in accordance with this Agreement pursuant to a Benefit Plan sponsored or maintained by Parent or any of its Subsidiaries.

Article VII
GENERAL AND ADMINISTRATIVE

7.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Company Benefit Plan or SpinCo Benefit Plan or to prohibit any member of the Company Group or SpinCo Group, as the case may be, from amending, modifying or terminating any Company Benefit Plan or SpinCo Benefit Plan at any time within its sole discretion.

7.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of the Company, SpinCo or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

7.3 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

7.4 Access to Employees. On and after the Distribution Time, the Parties shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action among the Parties) to which any employee or director of the Company Group or the SpinCo Group or any Company Benefit Plan or SpinCo Benefit Plan is a party and which relates to a Company Benefit Plan or SpinCo Benefit Plan. The Party to whom an employee is made available in accordance with this Section 7.4 shall pay or reimburse the other Parties for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

7.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to SpinCo Employees under Company Benefit Plan shall be transferred to and be in full force and effect under the corresponding SpinCo Benefit Plan until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant SpinCo Employee.

7.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any SpinCo Employee or other current or former employee, officer, director or contractor of the Company Group or SpinCo Group, other than the Parties and their respective successors and assigns.

7.7 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to SpinCo Employees, Former SpinCo Service Providers and employees and other service providers of the Company, as applicable, including with respect to the provision of employee level information necessary for the other Parties to manage, administer, finance and file required reports with respect to such administration.

7.8 Audit Rights With Respect to Information Provided.

    (a)     Each Party, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Parties under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 7.8. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

        (b)    The Auditing Party’s audit rights under this Section 7.8 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Parties to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

7.9 Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to share information and promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

Article VIII
MISCELLANEOUS

8.1Entire Agreement. This Agreement, the Separation Agreement, the Merger Agreement, and the other Transaction Documents, including the Exhibits and Schedules thereto, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.
8.2Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
8.3Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Time and Merger Effective Time and remain in full force and effect in accordance with their applicable terms.
8.4Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
To the Company:
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, California 92121
Attn: Chief Financial Officer
Email: tespinoza@ligand.com

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP
12670 High Bluff Dr.
San Diego, California 92130

Attention:    Matthew Bush
        Scott Shean
Email:    matt.bush@lw.com
        scott.shean@lw.com

To SpinCo:
OmniAb, Inc.
5980 Horton Street, Suite 405
Emeryville, California 94608
Attn: Chief Legal Officer
Email: cberkman@omniab.com

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP
12670 High Bluff Dr.
San Diego, California 92130
Attention:    Matthew Bush
        Scott Shean
Email:    matt.bush@lw.com
        scott.shean@lw.com

    To Parent or Merger Sub:
Avista Public Acquisition Corp. II
65 East 55th Street, 18th Floor
New York, New York 10022
Attn: General Counsel
Email: Silbert@avistacap.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, New York 10153
Attention:    Jaclyn L. Cohen, Esq.
        Raymond O. Gietz, Esq.
Email:    jackie.cohen@weil.com
        Raymond.gietz@weil.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.
8.5Consents. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).
8.6Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Notwithstanding the foregoing, and subject to any restrictions on assignment by SpinCo pursuant to Article IV of the Tax Matters Agreement, this Agreement shall be assignable to (i) with respect to the Company, an Affiliate of the Company, and with respect to SpinCo, and Affiliate of SpinCo, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 8.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
8.7Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.
8.8Termination and Amendment. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement. This Agreement shall terminate automatically without any further action of the Parties upon a termination of the Merger Agreement, and no Party will have any further obligations to the other Parties hereunder.
8.9Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
8.10Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
8.11Governing Law. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Chosen Courts. By executing and delivering this Agreement, each of the Parties irrevocably: (a) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement; (b) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 8.11 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (c) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (d) agrees that it will not bring any Action contemplated by this Section 8.11 in any court other than the Chosen Courts; (e) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 8.4 or in any other manner permitted by Law; and (f) agrees that service as provided in the preceding clause (e) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

8.12WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO) OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
8.13Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
8.14Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
8.15No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
8.16No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
8.17No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities among the Parties and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of any Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Matthew Korenberg
Name:	Matthew Korenberg
Title:	Executive Vice President, Finance and Chief Financial Officer

OMNIAB, INC.

By:	/s/ Matthew W. Foehr
Name:	Matthew W. Foehr
Title:	President and Chief Executive Officer

AVISTA PUBLIC ACQUISITION CORP. II

By:	/s/ Benjamin Silbert
Name:	Benjamin Silbert
Title:	General Counsel

ORWELL MERGER SUB INC.

By:	/s/ Benjamin Silbert
Name:	David Burgstahler
Title:	President

[Signature Page to Amended and Restated Employee Matters Agreement]